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                     August 24, 2022

       Ryan J. Faulkingham
       Chief Financial Officer
       Compass Diversified Holdings
       301 Riverside Avenue, Second Floor
       Westport, CT 06880

                                                        Re: Compass Diversified
Holdings
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-34927
                                                            Compass Group
Diversified Holdings LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-34926

       Dear Mr. Faulkingham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing